UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 13, 2025

Compass, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40291	30-0751604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Fifth Avenue, 4th Floor New York, New York	10011
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (212) 913-9058
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.00001 par value per share	COMP	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.
On January 13, 2025 (the “Closing Date”), Compass, Inc. (“Compass” or the “Company”) closed its previously announced merger transaction (the “Transaction”) contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated November 25, 2024, by and among the Company, Compass Brokerage, LLC, Company Merger Sub, LLC, At World Properties Holdings, LLC, known as @properties Christie’s International Real Estate (“Christie’s International Real Estate”), At World Properties Principals Blocker, Inc. (“Principals Blocker”), At World Properties IX Blocker, Inc. (“IX Blocker”), Apple IX Blocker Merger Sub, Inc., Apple Principals Blocker Merger Sub, Inc., and Quad-C LLC, as seller representative. Pursuant to the Merger Agreement, on the Closing Date, the Company acquired all of the issued and outstanding equity securities of each of Principals Blocker, IX Blocker and Christie’s International Real Estate and each of Principals Blocker, IX Blocker and Christie’s International Real Estate became a wholly-owned subsidiary of the Company.
The aggregate consideration (“Total Consideration”) payable pursuant to the Merger Agreement consisted of (i) $150 million (the “Cash Consideration”), subject to certain customary purchase price adjustments and (ii) 44,136,191 shares of the Company’s Class A common stock (the “Share Consideration”). The Share Consideration is subject to further adjustment (the “Share Consideration Adjustment”) if the value of the Share Consideration on the 366th day following the Closing Date, determined using the price per share equal to the volume-weighted average price of the Company’s Class A common stock for the 10-trading day period ending on the 366th day following the Closing Date (the “Post-Closing Share Price”), is (i) greater than $344 million, in which case the Share Consideration will be reduced by a number of shares in an aggregate amount of up to $50 million (determined using the Post-Closing Share Price) or (ii) less than $344 million, in which case the Share Consideration will be increased by a number of shares in an aggregate amount of up to $50 million (determined using the greater of $6.6612 and the Post-Closing Share Price).
On the Closing Date, the Company deposited the Cash Consideration, after certain customary purchase price adjustments and an adjustment for an escrow deposit (the “Escrow Deposit”), into an escrow account in accordance with the Merger Agreement. The Escrow Deposit will serve as the Company’s sole recourse for any adjustments to the Cash Consideration pursuant to the post-closing adjustment process as set forth in the Merger Agreement. The Share Consideration, subject to the Share Consideration Adjustment, will be issued as soon as reasonably practicable after the one year anniversary of the Closing Date or as set forth in the Merger Agreement.
Consistent with the Company’s previously stated intention set forth in the Company’s Investor Presentation attached as Exhibit 99.2 to the December Form 8-K (as defined below), the Company funded the closing of the Transaction primarily through cash on hand and secondarily through borrowings under the Company’s revolving credit facility.
The material terms of the Merger Agreement were previously reported in Item 1.01 of the Current Report on Form 8-K filed on December 2, 2024 (the “December Form 8-K”) with the Securities and Exchange Commission (the “SEC”). The foregoing description of the Merger Agreement and the Transaction contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which was filed with the SEC as Exhibit 2.1 to the December Form 8-K, and is incorporated into this Item 2.01 by reference.

Item 9.01	Financial Statements and Exhibits.
(a) Financial statements of businesses or funds acquired.
The Company intends to file the financial statements required by Item 9.01(a) by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed with respect to the closing of the Transaction.
(b) Pro forma financial information.
The Company intends to file the pro forma financial information relating to the Transaction required by Item 9.01(b) by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed with respect to the closing of the Transaction.
(d) Exhibits.

Exhibit Number	Exhibit Title or Description

2.1*
Agreement and Plan of Merger, dated November 25, 2024, by and among the Company, Compass Brokerage, LLC, Company Merger Sub, LLC, At World Properties Holdings, LLC, At World Properties Principals Blocker, Inc., At World Properties IX Blocker, Inc., Apple IX Blocker Merger Sub, Inc., Apple Principals Blocker Merger Sub, Inc. and Quad-C LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2024).

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

*Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). The Company agrees to furnish supplementally a copy of any omitted annexes, schedules or exhibits to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMPASS, INC.

Date: January 13, 2025	By:	/s/ Kalani Reelitz
Kalani Reelitz
Chief Financial Officer